UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 26, 2007
Global Traffic Network, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51838 (Commission File Number)	33-1117834 (IRS Employer Identification No.)

800 Second Avenue, 5th Floor, New York, New York		10017
(Address of principal executive offices)		(Zip Code)
(212) 896-1255
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 26, 2007, Global Traffic Network, Inc. (the “Company”) entered into an underwriting agreement with Oppenheimer & Co. Inc., as Representative of the several Underwriters named therein (collectively, the “Underwriters”), relating to the Company’s issuance and sale to the Underwriters of 4,500,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) at a public offering price of $6.25 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 675,000 shares of Common Stock to cover over-allotments, if any. The offering was made pursuant to the Company’s effective registration statement on Form S-1, as amended and supplemented (Registration Statement No. 333-144137) filed with the Securities and Exchange Commission. Oppenheimer & Co. Inc. served as the sole book-running manager in the offering, with JMP Securities LLC and Feltl and Company, Inc. acting as co-managers.
     On July 31, 2007, the Company consummated the transactions contemplated by the Underwriting Agreement. In connection with the closing of such transactions, the Underwriters exercised their over-allotment option in full. As a result, the Company issued 5,175,000 shares of Common Stock, increasing its total number of outstanding shares to 18,045,000 shares. Net offering proceeds to the Company, after deducting underwriting discounts and commissions and estimated offering expenses, is approximately $29.8 million. The Company intends to use the net proceeds for general corporate and working capital purposes, and to support the Company’s growth strategy.
     The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report, and the description of the material terms of the Underwriting Agreement herein is qualified in its entirety by reference to such exhibit.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
1.1	Underwriting Agreement dated July 26, 2007 by and between Global Traffic Network, Inc. and Oppenheimer & Co. Inc., as Representative of the several Underwriters.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Traffic Network, Inc.
Date: August 1, 2007	By:	/s/ Scott E. Cody
Scott E. Cody, Chief Operating Officer and Chief
Financial Officer

Exhibit Index

Exhibit No.	Description
1.1	Underwriting Agreement dated July 26, 2007 by and between Global Traffic Network, Inc. and Oppenheimer & Co. Inc. as Representative of the several Underwriters.